Exhibit 99.1

July 3, 2012

MARQUETTE GENERAL SIGNS DEFINITIVE AGREEMENT

TO JOIN DUKE LIFEPOINT

Agreement includes investments in capital improvements, technology and physician recruitment at Michigan hospital

Marquette, Mich. – The Marquette General Health System Board of Trustees announced today that it has signed a definitive agreement for Marquette General to be acquired by Duke LifePoint Healthcare. The agreement is subject to review by the Attorney General of Michigan.

“We are very pleased to have reached this agreement and take the next steps in becoming part of Duke LifePoint,” said Brad Cory, Chair of the Marquette General Health System Board of Trustees. “After completing due diligence and closely examining the potential benefits of a Duke LifePoint acquisition for our hospital and community, our team is more enthusiastic about this partnership than ever. Duke LifePoint will provide Marquette General the resources we need to strengthen our hospital, enhance the services we offer and advance healthcare across the Upper Peninsula.”

Funds from the acquisition transaction will be used to eliminate Marquette General’s debt and fund its pension program. All remaining proceeds will be used to fund a community foundation that will support healthcare organizations and initiatives in the U.P.

Under the terms of the agreement, Duke LifePoint has committed to investing in physician recruitment and capital improvement projects, including a state-of-the-art outpatient surgery center, comprehensive cancer center, private patient rooms, new technology and new IT infrastructure. Duke LifePoint will offer employment to all current Marquette General employees, subject to standard pre-employment screenings, and assume the hospital’s obligations under its contract with the Michigan Nurses Association. Other specific terms of the agreement are not disclosed.

“This acquisition has the potential to be a major milestone in Marquette General’s history,” said Gary Muller, President and CEO of Marquette General. “Duke LifePoint shares our dedication to community involvement, charity care, strong physician relationships and an exceptional work environment. Its leaders are committed to working with us to find ways that we can respond to the evolving healthcare needs in our region.”

Following the acquisition, the Marquette community will receive economic benefits from the construction of new facilities, spending at local businesses and municipal tax payments. Duke LifePoint also will continue relationships the hospital has established with organizations including the Northern Michigan University, Superior Health Partners and Michigan State University.

“Welcoming Marquette General to Duke LifePoint is a momentous occasion for us,” said LifePoint Chairman and Chief Executive Officer William F. Carpenter III. “This new relationship strengthens our efforts to provide quality healthcare close to home, and our team looks forward to partnering with the exceptional employees and physicians at Marquette General to transform healthcare in its communities.”

Pending review of the transaction by the Attorney General, Marquette General will be Duke LifePoint’s first hospital in Michigan.

“Marquette General and Duke LifePoint share many important values, including a focus on serving our communities and providing top quality care to our patients,” said William J. Fulkerson Jr., M.D., Executive Vice President of Duke University Health System. “This acquisition is an excellent match for both of our organizations, and we have a great opportunity to work together to enhance healthcare delivery throughout the Upper Peninsula.”

Further information on the proposed relationship with Duke LifePoint will be available on the Marquette General website at www.mgh.org.

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About Marquette General Hospital

Marquette General Hospital is a federally designated Regional Referral Center and a member of Superior Health Partners. We are the regional medical center for Michigan’s Upper Peninsula and beyond. Marquette General is the region’s Level II Trauma Center and a Thomson Reuters’ Top 50 Cardiovascular Hospital. Marquette General receives patients from throughout Upper Michigan and provides care in 65 specialties and subspecialties. Our medical staff of more than 200 doctors works as a team with our 2,400 employees in caring for approximately 12,000 inpatients and more than 350,000 outpatients a year. For additional information, visit www.mgh.org.

About Duke LifePoint Healthcare

Duke LifePoint Healthcare, a joint venture of Duke University Health System, Inc. and LifePoint Hospitals® (NASDAQ: LPNT), was established to build a dynamic network of hospitals and healthcare providers. The joint venture, which brings together LifePoint’s experience in community-based hospital management and Duke’s world-renowned leadership in clinical service, is strengthening and improving healthcare delivery by providing community hospitals the clinical, quality and operational resources they need to grow and prosper. For additional information, visit www.dukelifepointhealthcare.com.